YTB International Announces Financial Results for 2009

Company outlook improves, audit firm lifts going concern

WOOD RIVER, Ill., April 15 /PRNewswire-FirstCall/ -- YTB International, Inc. (OTC Bulletin Board: YTBLA) ("YTB" or the "Company"), a provider of E-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced its financial results for the year ended December 31, 2009.

After the independent auditor's report for the year ended December 31, 2008 raised doubt about YTB's ability to continue as a going concern, the Company received positive news this week that the independent auditor's report for fiscal year 2009 will not include the "Going Concern" uncertainty paragraph.

Robert Van Patten, YTB Chief Executive Officer commented on the 2009 results, stating, "We are absolutely thrilled with the audit firm removing the going concern.  It justifies the significant sacrifices the home office and our Independent Marketing Representatives have made this past year. 2009 continued to be a challenging year for our entire industry as well as the general economy as a whole. Despite the challenges the economy faces, we remain focused on increasing our capital reserves, reducing corporate overhead and other administrative expenses in 2010. We are determined to solidify our business and grow the Company back to the level our management team and sales force believe is achievable."

Total revenue for the year ended December 31, 2009 decreased 58% to $67.3 million, compared to $159.5 million for fiscal 2008. Net loss for the year ended December 31, 2009 was $9.9 million, or ($0.09) per diluted share, compared to a net loss of $4.5 million, or ($0.04) per diluted share, for 2008. Our net loss for the year ended December 31, 2009 included a net loss from discontinued operations of $3.1 million or ($.03) per diluted share compared to a net loss from discontinued operations of $762,000 or ($.01) per diluted share for 2008.  In addition, our operating results for 2009 and 2008 were affected by a number of significant items. We recorded impairment charges of $7.9 million and $3.5 million for 2009 and 2008, respectively. The impairment charges in 2009 related primarily to asset impairments, which included the headquarters property, goodwill, as well as other intangible assets. The impairment charges in 2008 consisted primarily of write-offs of obsolete inventory and a write-down of property and equipment.

General and administrative expenses decreased by $19.9 million, or 39%, compared to 2008, primarily attributable to the decrease in expenses related to the Company's National Convention, additional reductions in staffing and fringe costs, as well as continued reductions of discretionary expenditures in the operating structure of the organization associated with YTB's ongoing cost-cutting initiatives.

J. Scott Tomer, Chairman of YTB International added, "The Company is beginning to see signs of stabilization related to new marketing efforts focused on retention and product improvement through our new ZamZuu initiatives. ZamZuu will strategically position us in the world of e-commerce to not only continue to capture online travel sales but to also take advantage of the growing trend of online retail sales.  By continuing to further diversify our product line, ZamZuu has become extremely appealing to individuals seeking to improve their financial situation by participating in the dramatic growth of online retail.

The lifting of the going concern, which rarely occurs once issued, is a tribute to the leadership of Mr. Van Patten and the commitment of his accounting group. I am extremely pleased with the steps our Company has taken over the last year, I am confident in the direction we are heading, and our management team and board will continue our commitment toward increasing shareholder value."

About YTB International
YTB International, Inc. was recognized as the 25th largest seller of travel in the U.S. in Travel Weekly's 2009 Power List, based on 2008 annual retail value of travel services booked.

YTB provides E-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through three subsidiaries: ZamZuu, Inc. (formerly YTB Marketing, Inc.), YTB Travel Network, Inc., and YTB Franchise Services, Inc.

For more information about YTB International visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

Media Contact:
618-655-9477
PR@ytb.com

(tables follow)

YTB International, Inc.
Consolidated Balance Sheets
December 31, 2009 and 2008

Dollars in thousands
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$678	$1,203
Other current assets, net	6,680	15,732

Total current assets	7,358	16,935

Assets held for sale	5,248	844
Property and equipment, net	6,432	18,728
Intangible assets, net	-	2,322
Goodwill	2,529	2,979
Other assets	49	1,278

Total assets	$21,616	$43,086

Liabilities and Stockholders' Equity
Current liabilities	$12,289	$26,942

Other long-term liabilities	1,914	951

Total liabilities	14,203	27,893

Total stockholders' equity	7,413	15,193

Total liabilities and stockholders' equity	$21,616	$43,086

YTB International, Inc.
Condensed Consolidated Statements of Operations
Years Ended December 31, 2009 and 2008

Dollars in thousands, except share and per share data	2009	2008

Total net revenues	$67,321	$159,454

Operating expenses:
Operating expenses (exclusive of impairments and
depreciation and amortization shown below)	64,423	156,720
Depreciation and amortization	2,673	2,531
Impairment of goodwill	450	149
Impairment of assets other than goodwill	7,443	3,390
Total operating expenses	74,989	162,790

Operating loss	(7,668)	(3,336)

Other income (expense):
Interest and dividend income	154	201
Interest expense	(113)	(75)
Foreign currency translation loss	(5)	(58)

Total other income (expense)	36	68

Loss from continuing operations before
income tax (benefit) provision	(7,632)	(3,268)

Income tax (benefit) provision	(853)	445

Loss from continuing operations	(6,779)	(3,713)

Loss from discontinued operations (net of tax)	(3,079)	(762)

Net loss	$(9,858)	$(4,475)

Net loss per share:
Weighted average shares outstanding-basic for Class A and Class B shares	106,823,299	103,280,897
Weighted average shares outstanding-diluted for Class A and Class B shares	106,823,299	103,280,897

Loss per share from continuing operations - basic*	$(0.06)	$(0.04)
Loss per share from discontinued operations - basic*	$(0.03)	$(0.01)
Net loss per share - basic*	$(0.09)	$(0.04)
Loss per share from continuing operations - diluted*	$(0.06)	$(0.04)
Loss per share from discontinued operations - diluted*	$(0.03)	$(0.01)
Net loss per share - diluted*	$(0.09)	$(0.04)

* Amounts for Class A and Class B shares are the same under the two-class method.

CONTACT:  YTB International, Inc., +1-618-655-9477, PR@ytb.com